EXHIBIT 21
SUBSIDIARIES
American Learning Corporation owns 100% of the outstanding stock of each of the following corporations:
     1. Interactive Therapy Group Consultants, Inc., a New York corporation
     2. Signature Learning Resources, Inc., a New York corporation